Rule 424(b)(3)
                       Registration Statement File number 33-81350

                               1,270,000 SHARES
                       DATA SYSTEMS NETWORK CORPORATION
                         COMMON STOCK, $.01 PAR VALUE

               SUPPLEMENT TO PROSPECTUS DATED DECEMBER 16, 1996


         On January 29, 1997, Data Systems Network Corporation (the "Company") gave notice to the Company's warrant agent, American Stock Transfer and Trust Company (the "Warrant Agent"), that it is calling for redemption all of its outstanding Redeemable Common Stock Purchase Warrants (the "Purchase Warrants") on March 10, 1997 (the "Redemption Date") at the price of $.05 per Purchase Warrant (the "Redemption Price"). Notice of such redemption is expected to be mailed to holders of the Purchase Warrants on or about February 4, 1997.

         THE RIGHT TO EXERCISE THE PURCHASE WARRANTS EXPIRES AT 5:00 P.M., EASTERN STANDARD TIME, ON THE REDEMPTION DATE. THEREAFTER, THE PURCHASE WARRANTS WILL NO LONGER BE EXERCISABLE AND THE HOLDERS OF PURCHASE WARRANTS WILL HAVE ONLY THE RIGHT TO RECEIVE THE REDEMPTION PRICE.

         The Purchase Warrants may be exercised upon surrender of the certificate therefor at any time prior to 5:00 p.m., Eastern Standard Time, on the Redemption Date at the offices of the Warrant Agent, with the form of "Election to Purchase" on the reverse side of the certificate filled out (with signature guaranteed by a member firm of a national securities exchange, a commercial bank or a trust company located in the United States, or a member of the National Association of Securities Dealers, Inc.) and executed as indicated, accompanied by payment (in the form of cash, a certified or official bank check, or a postal money order, in each case payable in United States currency to the order of American Stock Transfer and Trust Company) of the full exercise price for the number of Purchase Warrants being exercised. Holders of the Purchase Warrants will automatically forfeit all rights thereunder except the right to receive the $.05 Redemption Price unless the Purchase Warrants are exercised on or before the Redemption Date. On January 27, 1997, the last sale prices of the Common Stock and the Purchase Warrants on the Nasdaq Stock Market were $8.31 per share and $2.19 per Purchase Warrant.

         The Company has entered into an agreement with First Colonial Securities Group, Inc. ("First Colonial") pursuant to which First Colonial will solicit exercises of the Purchase Warrants beginning February 7, 1997 and the Company would allow a commission of 4% upon any exercise of Purchase Warrants occurring from February 7, 1997 through the Redemption Date. In addition, an expense allowance of $30,000 and an incentive fee of up to $30,000 may be paid. A portion of such commission may be reallowed to other members of the National Association of Securities Dealers, Inc. ("NASD"). Such commission shall be paid only in the event that (i) at the time of exercise, the market price of the Company's Common Stock is then higher than the exercise price of the Purchase Warrant; (ii) the exercise was solicited by an NASD member; (iii) the Purchase Warrant was not held in a discretionary account; (iv) disclosure of the compensation arrangements has been made in documents provided to customers at the time of exercise; and
(v) the solicitation of the exercise of the Purchase Warrant did not violate Rule 10b-6 promulgated under the Securities Exchange Act of 1934.

         The Company has agreed that it would allow a commission of 4% to Josephthal, Lyon & Ross ("Josephthal") and to A.G. Edwards and Sons, Inc. ("Edwards") upon any exercise of Purchase Warrants solicited by Josephthal up to a total of 300,000 or any exercise of Purchase Warrants solicited by Edwards up to a total of 100,000 occurring on or prior to February 6, 1997. A portion of such commission may be reallowed to other members of the National Association of Securities Dealers, Inc. ("NASD"). Such commission shall be paid only in the event that (i) at the time of exercise, the market price of the Company's Common Stock is then higher than the exercise price of the Purchase Warrant; (ii) the exercise was solicited by an NASD member;
(iii) the Purchase Warrant was not held in a discretionary account; (iv) disclosure of the compensation arrangements has been made in documents provided to customers at the time of exercise; (v) the solicitation of the exercise of the Purchase Warrant did not violate Rule 10b-6 or Regulation M promulgated under the Securities Exchange Act of 1934 and (vi) Josephthal and Edwards provide to each Purchase Warrant holder, prior to exercise, a copy of the Company's Prospectus, as supplemented. A total of 11,750 Purchase Warrants have been exercised as of January 27, 1997.

         If all of the Purchase Warrants are exercised, the Company will receive an aggregate of approximately $7,580,000 in net proceeds from the issuance of the Common Stock upon exercise of all of the Purchase Warrants, assuming a commission of 4% is paid on all exercises and after deducting expenses of this Offering of approximately $40,000 (not including the proceeds to be received upon the issuance of shares not covered by the Registration Statement of which this Prospectus is a part upon exercise of Purchase Warrants held by the Representative (as defined below)). There can be no assurance as to the number of Purchase Warrants that will be exercised or the net proceeds to be received by the Company upon exercise of the Purchase Warrants.

         The net proceeds from the sale of shares upon exercise of Purchase Warrants, if any, will be used to develop the Company's infrastructure to support further expansion of its business, to reduce outstanding indebtedness under its bank line of credit and for other general corporate purposes. The line of credit currently bears interest at a rate of 9.0% per annum and is due on demand. A total of approximately $9.2 million was outstanding under the line of credit as of December 31, 1996, all of which was incurred for working capital purposes.

         The Company is calling the Purchase Warrants for redemption for the
purpose of encouraging the exercise of the Purchase Warrants.   Management
believes that the receipt of a substantial amount of net proceeds from the exercise of Purchase Warrants will strengthen the Company's financial position and make the Company better able to take advantage of opportunities arising from time to time to expand the Company's customer base. Management also believes that the redemption of the Purchase Warrants will simplify the Company's equity structure, thereby permitting the investment community to more accurately assess the Company's financial performance.

         The Company is permitted to redeem the Purchase Warrants because it has received written consent to the redemption from H. J. Meyers & Co., Inc. (as successor to Thomas James Associates, Inc.), the representative of the several underwriters in the Company's initial public offering (the "Representative"), as provided in the Warrant Agreement, dated October 28, 1994, setting forth the terms of the Purchase Warrants. In connection with the receipt of such consent, the Company and the Representative entered into a consulting agreement pursuant to which the Representative has agreed to render certain consulting services for a fee of $75,000 from the Company.
In addition, the exercise price of the warrant issued to the Representative in connection with the initial public offering (the "Representative's Warrant") was reduced from $16.50 to $12.50 per unit (each unit consisting of two shares of Common Stock and two Purchase Warrants) and the exercise price of the Purchase Warrants acquired upon exercise of the Representative's Warrant was reduced from $10.3125 per share to $6.25 per share. The Representative also agreed to waive its rights, under the Underwriting Agreement with the Company dated October 28, 1994, to a commission for soliciting exercises of Purchase Warrants. As a condition to receiving consent to the redemption, the Company agreed to file a registration statement with the Securities and Exchange Commission with respect to the shares and Purchase Warrants underlying the Representative's Warrant.


          The date of this Prospectus Supplement is January 29, 1997.

                                  PROSPECTUS

                       DATA SYSTEMS NETWORK CORPORATION
                               1,270,000 SHARES
                         COMMON STOCK, $.01 PAR VALUE

         This Prospectus relates to 1,270,000 shares of Common Stock, $.01 par value (the "Common Stock"), of Data Systems Network Corporation (the "Company") registered for issuance by the Company upon exercise of the Redeemable Common Stock Purchase Warrants (the "Purchase Warrants") issued by the Company to investors in its initial public offering in November 1994 (the "IPO").

         Each Purchase Warrant entitles the holder to purchase one share of Common Stock at a price of $6.25 per share until October 27, 1997 and $7.50 per share thereafter until the Purchase Warrants expire on October 27, 1999. Such exercise prices are subject to anti-dilution adjustments under certain circumstances. The Purchase Warrants are redeemable by the Company at $.05 per Purchase Warrant on 30 days prior written notice (i) with the prior written consent of H. J. Meyers & Co., Inc. (as successor to Thomas James Associates, Inc.), the Representative of the several underwriters in the IPO (the "Representative") or (ii) if the average closing bid price of the Common Stock for a period of 30 consecutive trading days exceeds $12.00 per share. In the event the Company exercises the right to redeem the Purchase Warrants, such Purchase Warrants would be exercisable until the close of business on the date fixed for redemption in such notice. If any outstanding Purchase Warrant called for redemption is not exercised by such date, it will cease to be exercisable and the holder will be entitled only to the redemption price. The Company intends to seek the consent of the Representative to permit the redemption of the Purchase Warrants at the earliest possible date.

         SEE "RISK FACTORS" ON PAGE 3 FOR CERTAIN INFORMATION WHICH SHOULD BE CAREFULLY CONSIDERED BEFORE PURCHASING SHARES OF COMMON STOCK OFFERED
HEREBY.

         The total gross proceeds to the Company from this offering may range from zero to $9,525,000, if all of the Purchase Warrants are exercised at a time when the highest exercise price for the Purchase Warrants is in effect. The Company will pay estimated expenses relating to this offering of approximately $40,000. This offering is not being underwritten.

         The Company's Common Stock and Purchase Warrants are traded on the Nasdaq Stock Market's SmallCap Market ("Nasdaq") under the symbols "DSYS" and "DSYSW," respectively, and on the Pacific Stock Exchange under the symbols "DSY" and "DSYWS", respectively. On December 9, 1996, the last reported sale price of the Company's Common Stock and Purchase Warrants on Nasdaq was $9.63 per share and $3.56 per Purchase Warrant.

         The Company's principal executive offices are located at 34705 West Twelve Mile Road, Suite 300, Farmington Hills, Michigan 48331 (telephone number: (810) 489-7117).

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this Prospectus is December 16, 1996

         NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE DISTRIBUTING SHAREHOLDER. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.

                             AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission") and the Pacific Stock Exchange, Inc. (the "PSE"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices of the Commission: New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048; and Chicago Regional Office, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661-2511, and may be inspected at the PSE at 301 Pine Street, San Francisco, California 94104. In addition, copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding the Company.

         This Prospectus is a part of a Registration Statement filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus omits certain of the information included in such Registration Statement. The Registration Statement may be inspected by anyone at the office of the Commission without charge, and copies of all or any part of it may be obtained upon payment of the Commission's charge for copying. For further information about the Company and its securities, reference is hereby made to such Registration Statement, and to the exhibits filed as part thereof or otherwise incorporated herein. Each summary herein of additional information included in the Registration Statement or any exhibit thereto is qualified in its entirety by reference to such information or exhibit.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents (and the amendments thereto) filed by the Company (Commission File No. 1-13424) with the Commission are hereby incorporated by reference and made a part hereof:

         (a) The description of the Company's Common Stock contained in the Prospectus forming a part of the Company's Registration Statement on Form S-1 (No. 33-81350) (incorporated by reference into the Company's Exchange Act Registration Statement on Form 8-A, filed on October 25, 1994);

         (b)     Annual Report on Form 10-K for the year ended December 31,
                 1995;

         (c) Quarterly Reports on Form 10-Q for the Quarters Ended March 31, 1996, June 30, 1996 and September 30, 1996; and

         (d)     Current Report on Form 8-K filed September 27, 1996.

         All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities covered by this Prospectus shall be deemed to be incorporated herein by reference and to be a part hereof from the respective date of filing of each such document. Any statement contained in a document incorporated by reference or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         To the extent the foregoing documents are incorporated by reference herein, copies may be obtained without charge (other than for exhibits to such documents) upon written request directed to: Shareholder Relations, 34705 West Twelve Mile Road, Suite 300, Farmington Hills, Michigan 48331 (telephone number: (810) 489-7117).

                                 RISK FACTORS

         Prospective investors should consider carefully the following factors before purchasing the securities offered hereby.

RECENT OPERATING LOSSES

         The Company reported losses of $160,000, $613,000 and $291,000 for the nine months ended September 30, 1996 and the years ended December 31, 1995 and 1994, respectively. The results for the nine months ended September 30, 1996 include a $165,000 extraordinary loss relating to the settlement of the Company's 1992 bankruptcy plan of reorganization and a $75,000 extraordinary gain relating to the extinguishment of debt, while the results for the year ended December 31, 1995 include a $620,000 increase in the Company's inventory reserves to cover the likely risk of future inventory obsolesence and a gain of $320,000 on the extinguishment of debt. The recent losses have also been affected by the fact that the Company's revenue mix has not optimized gross profits. In each period, lower margin equipment sales comprised a higher percentage of total revenue than desired by the Company. Although the Company during 1996 has made two strategic acquisitions, begun several new projects and taken other internal measures to increase the level of service revenue as a component of total revenue, there can be no assurance that profit margins will improve to a level sufficient to cover the operating expense increases anticipated as a result of the recent acquisitions and geographic expansion.

FUTURE CAPITAL NEEDS

         The Company had working capital of $2.0 million at December 31, 1995 and a working capital deficit of $1.8 million at September 30, 1996. The Company's principal credit facility is a bank line of credit. As of September 30, 1996, the Company was indebted under the line of credit in the amount of approximately $5.4 million, all of which is due on demand. There can be no assurance that the bank will not demand payment at a time at which the Company is unable to repay or refinance such indebtedness.

         In addition, the Company's future capital requirements will depend on many factors, including cash flow from operations, competing market developments and future expansion plans, and may require the Company to raise additional funds through equity or debt financings. Any equity financings could result in dilution to the Company's shareholders, and any financing, if available at all, may be on terms unfavorable to the Company. If adequate funds are not available, the Company may be required to curtail its activities significantly. The Company may seek to raise capital by calling the Purchase Warrants for redemption, which would likely influence the holders of the Purchase Warrants to exercise them prior to the date of redemption. The Company is not permitted to redeem the Purchase Warrants except on 30 days prior written notice (i) with the prior written consent of the Representative or (ii) if the average closing bid price of the Common Stock for a period of 30 consecutive trading days exceeds $12.00 per share.

POTENTIAL INABILITY TO MANAGE GROWTH

         The Company is experiencing rapid and significant growth which has placed, and may continue to place, a strain on the Company's management and resources. From August 1996 through November 1996, the number of the

Company's employees increased from approximately 80 to 245 and further increases are anticipated during 1997. The Company's future performance and profitability will depend, in large part, on its ability to manage this growth, particularly with respect to its decentralized workforce, which will require the Company to continue to improve its operational, financial and other internal systems. In addition, the Company will need to train, motivate and integrate its new employees. If the Company is unable to manage growth effectively or perform its services at anticipated levels, the Company's business, financial condition and results of operations may be materially adversely affected.

VARIABILITY OF OPERATING RESULTS

         The Company's quarterly and annual operating results have been subject to variation, and will continue to be subject to variation, from period to period depending upon factors such as the Company's revenue mix; the cost of materials, labor and technology; the costs associated with initiating new contracts or opening new offices; the economic condition of the Company's target markets; and the costs of acquiring and integrating new businesses. As a result of these factors and others, there can be no assurance that the Company will be profitable in the future on a quarterly or annual basis. It is possible that in some future quarter the Company's operating results will be below the expectations of public market analysts and investors. In such event, or in the event that adverse conditions prevail or are perceived to prevail generally or with respect to the Company's business, the price of the Common Stock may be materially adversely affected.

DEPENDENCE ON MAJOR VENDORS

         In general, the Company must be directly authorized by a manufacturer in order to sell that manufacturer's products. The Company is an authorized dealer for the microcomputer and related products of over 30 manufacturers. Sales by the Company of products manufactured by Compaq, Hewlett-Packard, Dell, NetFrame and IBM together accounted for more than 50% of the Company's total revenues during the nine months ended September 30, 1996 and during each of the years ended December 31, 1995 and 1994. The Company's authorized dealer agreements with manufacturers are typically subject to periodic renewal and to termination on short notice. The Company's authorized dealer agreements, including those with Compaq, Hewlett-Packard, Dell, NetFrame and IBM, may be terminated by the manufacturer without cause on 30 to 90 days' notice or immediately upon the occurrence of certain events. The loss of a major manufacturer or the deterioration of the Company's relationship with a major manufacturer could have a material adverse effect on the Company's business. There can be no assurance that the Company will continue as an authorized dealer for any manufacturer, or that the current terms of its dealer agreements and other manufacturer arrangements, including pricing terms, will not be changed. Some of these major manufacturers have responded to increasing competition in the microcomputer industry by discounting prices, which could adversely affect the profitability of the Company.

COMPETITION

         The network integration and management market is highly competitive. The Company competes with local, regional and national computer retail chains, network integration specialist companies and manufacturers.
Depending on the customer, the Company competes on the basis of technological capability, price, breadth of product offerings and quality of service. Many of the Company's competitors are larger and have greater financial, marketing and human resources and geographic coverage than the Company. There can be no assurance that the Company will be able to compete successfully against existing companies or new entrants to the marketplace.

TECHNOLOGICAL CHANGE

         The network integration and management market is characterized by rapid technological change and frequent introduction of new products and product enhancements. Although technological change generally increases demand for the Company's services, there can be no assurance that the

Company's current manufacturers and suppliers will be able to achieve the technological advances necessary to remain competitive, or that the Company will be able to obtain authorizations from new manufacturers or for new products that gain market acceptance. In addition, technological change may effect the value of inventory and spare parts. While the Company maintains an allowance for obsolescence which it believes is adequate, there can be no assurance that material adjustments will not be necessary.

DEPENDENCE ON KEY MANAGEMENT AND SERVICE PERSONNEL

         The success of the Company has been largely dependent on the skills, experience and efforts of its senior management and especially its President and Chief Executive Officer, Michael Grieves. The loss of the services of Mr. Grieves or other members of the Company's senior management could have a material adverse effect on the Company's business and prospects. The
Company maintains a key man life insurance policy on Mr. Grieves in the amount of $1,000,000.

         The Company's business is service-oriented and labor-intensive. The Company believes that its future success will also depend, to a large extent, on the continued service of its key technical employees and client and project managers and on its ability to continue to attract and retain such personnel. Competition for such personnel is intense, particularly for highly skilled and experienced technical personnel. Such personnel are in great demand and are likely to remain a limited resource for the foreseeable future. There can be no assurance that the Company will be able to attract, retain and motivate such personnel in the future, and the inability to do so may have a material adverse effect upon the Company's business, financial condition and results of operations.

POTENTIAL CLAIMS BY PRE-BANKRUPTCY CREDITORS

         The order confirming the Company's bankruptcy plan of reorganization was entered on May 22, 1992. The Plan provided for certain distributions to holders of claims against the Company which arose prior to the bankruptcy petition filing and which have been allowed by the bankruptcy court. These claims were settled, and the settlement was approved by the bankruptcy court on October 3, 1996. The settlement requires the payment of certain amounts and the distribution of certain warrants to such claim holders. Amounts due pursuant to the settlement have been accrued by the Company but have not yet been paid.

         Some persons who may have had prepetition claims against the Company did not receive distributions because no proper proof of claim was filed or because the claim was disallowed based on the Company's objection. Those persons could file a motion in the bankruptcy court asserting that they did not receive proper notice of (i) the bankruptcy, (ii) the requirement that they file a claim or (iii) the objection to their claim. The Company believes that all required notices were given to all known prepetition creditors of the Company in connection with the bankruptcy. If one of those assertions could be proved, however, such a person may have the right to have their prepetition claim allowed and to receive distributions under the plan of reorganization. The aggregate amount of claims of such creditors is not readily quantifiable.

CONTROL OF THE COMPANY

         The Company's executive officers and directors beneficially own approximately 39% of the outstanding shares of Common Stock. Since there are no cumulative voting rights provided for in the Company's Articles of Incorporation, these persons, if they act in concert, are likely to be in a position to effectively control the election of the members of the Board of Directors and to control most corporate actions requiring shareholder approval.


POSSIBLE DELISTING OF SECURITIES

         If the Company's securities are subsequently delisted from the Nasdaq and the PSE, they may become subject to the so-called "penny stock" rule that imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors if the market price per share (as defined) falls below $5.00. For transactions covered by this rule, the broker-dealer must make a special suitability determination for the purchaser and must have received the purchaser's written consent to the transaction prior to sale. Consequently, delisting, if it occurred, may affect the ability of broker-dealers to sell the Company's securities and the ability of shareholders to sell their securities in the secondary market.

         In addition, for any non-exempt transaction involving a "penny stock," the rules require the delivery, prior to the transaction, of a disclosure schedule relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock. Generally, transactions with respect to stock of issuers having at least $2,000,000 in tangible assets, transactions in which the customer is an institutional accredited investor and transactions that are not recommended by the broker-dealer are exempt from the disclosure rule.

POSSIBLE ISSUANCE OF PREFERRED STOCK

         The Company is authorized to issue up to 1,000,000 shares of Preferred Stock. Preferred Stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the Board of Directors, without further action by shareholders, and may include voting rights (including the right to vote as a series on particular matters), preferences as to dividends and liquidation, conversion and redemption rights and sinking fund provisions. No Preferred Stock is currently outstanding and the Company has no present plans for the issuance thereof. The issuance of any Preferred Stock could affect the rights of the holders of Common Stock, and therefore, reduce the value of the Common Stock and make it less likely that holders of Common Stock would receive a premium for the sale of their shares of Common Stock. In particular, specific rights granted to future holders of Preferred Stock could be issued to restrict the Company's ability to merge with or sell its assets to a third party, thereby preserving control of the Company by its present owners.

SALES PURSUANT TO RULE 144

         Approximately 1.3 million shares of Common Stock are "restricted securities" within the meaning of Rule 144 promulgated under the Securities Act. Except for 300,000 shares which are held in escrow through no later than October 28, 1999, these "restricted securities" will be eligible for sale, subject to the volume limitation and other conditions imposed by Rule 144, on February 5, 1997 upon the expiration of an agreement among certain shareholders and warrant holders prohibiting sales of such shares until such date. Under Rule 144, a person holding restricted securities for a period of two years may, every three months, sell in ordinary brokerage transactions or in transactions directly with a market maker an amount equal to the greater of one percent of the Company's then outstanding Common Stock or the average weekly trading volume during the four calendar weeks prior to such sale. Future sales of such shares and sales of shares underlying outstanding warrants or options could have an adverse effect on the market price of the Common Stock.

                                USE OF PROCEEDS

         The Company will receive all of the net proceeds from the sale of shares of Common Stock offered hereby. The Company intends to use the proceeds for general corporate and working capital purposes.

PLAN OF DISTRIBUTION

         The shares of Company Common Stock are issuable from time to time upon the exercise of Purchase Warrants by the holders thereof. Upon exercise of a Purchase Warrant in accordance with the terms thereof, the

Company shall cause to be delivered, to or upon the written order of such holder, certificates representing the shares of Common Stock to which such holder is entitled. The Common Stock issuable upon exercise of the Warrants, when issued, will be included in the outstanding shares of the Company listed on Nasdaq and the PSE. The Company will pay the expenses incident to the registration of the securities being offered hereby.

         Pursuant to the terms of the Underwriting Agreement dated October 28, 1994 between the Company and the Representative, the Company agreed that it would allow a commission of 7% to the Representative upon exercise of any Purchase Warrant which is exercised after October 28, 1995, a portion of which commission may be reallowed to other members of the National Association of Securities Dealers, Inc. ("NASD"), provided that (i) at the time of exercise, the market price of the Common Stock is then higher than the exercise price of the Purchase Warrant; (ii) the exercise was solicited by an NASD member; (iii) the Purchase Warrant was not held in a discretionary account; (iv) disclosure of the compensation arrangements has been made in documents provided to customers, both as part of the IPO and at the time of exercise; and (v) the solicitation of the exercise of the Purchase Warrant did not violate Rule 10b-6 promulgated under the Exchange Act. The Representative is not entitled to a commission on any Purchase Warrant exercised without solicitation by the Representative.

                        DETERMINATION OF OFFERING PRICE

         The offering price of the Common Stock issuable upon exercise of the Purchase Warrants was contractually established between the Company and the Representative in connection with and at the time of the IPO.

                                TRANSFER AGENT

         The Transfer Agent for the Common Stock and the Purchase Warrants is American Stock Transfer and Trust Company, 40 Wall Street, New York, New
York  10005.

                                 LEGAL MATTERS

         The validity under Michigan law of the authorization and issuance of the shares offered hereby will be passed upon for the Company by Dykema Gossett PLLC, Detroit, Michigan.

                                    EXPERTS

         The balance sheet as of December 31, 1995, and the statements of operations, stockholders' equity and cash flows for the year ended December 31, 1995, included in the Form 10-K which is incorporated by reference in this Prospectus, have been audited by KPMG Peat Marwick LLP, independent certified public accountants, as indicated by their report with respect thereto, and are incorporated herein upon the authority of said firm as experts in accounting and auditing.

         The balance sheet as of December 31, 1994, and the statements of operations, stockholders' equity and cash flows for the years ended December 31, 1994 and 1993, included in the Form 10-K which is incorporated by reference in this Prospectus, have been audited by Deloitte & Touche LLP, independent certified public accountants, as stated in their report with respect thereto, and are incorporated herein in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.